Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

SECOND QUARTER AND SIX MONTH 2009 RESULTS

Increased gross margin despite challenging economic environment

CINCINNATI, OHIO, AUGUST 6, 2009 - CECO Environmental Corp. (NasdaqGM:CECE), a leading provider of industrial ventilation and pollution control systems, today announced second quarter results for the period ended June 30, 2009.

Financial highlights for the second quarter of 2009 compared to the second quarter of 2008 include:

Net sales decreased from $57.4 million to $33.5 million

Gross profit decreased from $10.5 million to $7.6 million

Gross margin increased to 22.7% from 18.3%

Net loss was $(0.6) million compared to net income of $1.0 million in 2008

Net loss per diluted share was $(0.04) compared to net income per diluted share of $0.07 in 2008

Backlog as of June 30, 2009 was $62.4 million compared to $63.2 million as of March 31, 2009

Total debt as of June 30, 2009 has been reduced by $12.9 million to $13.8 million from $26.7 million as of December 31, 2008

Financial highlights for the six months ended June 30, 2009 compared to six months ended June 30, 2008 include:

Net sales decreased from $104.3 million to $73.3 million

Gross profit decreased from $16.8 million to $16.3 million

Gross margin increased to 22.2% from 16.1%

Net loss was $(0.3) million compared to net income of $0.5 million in 2008

Net loss per diluted share was $(0.02) compared to net income per diluted share of $0.03

Backlog as of June 30, 2009 was $62.4 million compared to $68.0 million as of December 31, 2008

The decrease in revenues for the three months ended June 30, 2009 was due primarily to the challenging economic environment. The comparative six month decrease in net sales was also attributable to decreases in revenues although to a lesser degree because of an increase in equipment sales in the first quarter of 2009 as compared to the same quarter in 2008.

Although sales for the quarter and six month periods of 2009 were lower than the comparable 2008 periods, gross profit margins increased significantly due to a shift in product mix to higher margin products. Gross profit as a percentage of revenues for the three-month period ended June 30, 2009, increased by 4.4 percentage points to 22.7% compared with 18.3% for the comparable period in 2008 and gross profit as a percentage of revenues for the first six months of 2009 increased to 22.2% compared to 16.1% for the same period in 2008.

In response to the economic environment, the Company has dramatically reduced shop overhead as well as selling and administrative expenses through wage freezes, delayed hiring, reduced work weeks, staff reductions, selective furloughs, reduced manufacturing overhead, satellite plant closings, and reduced travel. On a comparative basis, excluding expenses from companies acquired in 2008 and a non-cash charge to increase the allowance for bad debts, selling and administrative expenses were reduced by $0.9 million or 11.1% for the three months ended June 30, 2009 and $1.6 million or 11.0% for the six month period ended June 30, 2009.

Net income for the quarter and six month periods was also affected by a non-recurring expense resulting from a state sales tax audit of a prior year. This amounted to an additional charge of $211,000, which was reflected in the financial statements as a charge to cost of goods sold of $118,000 and a charge to interest expense of $93,000.

Chairman and CEO, Phillip DeZwirek, stated, “We have positioned ourselves very well for the anticipated economic recovery. The investments made as well as the operational rationalization have allowed the company to be ideally prepared for the anticipated pent-up demand for our products and services that we believe will be realized with the economic recovery.”

President and Chief Operating Officer, Richard Blum, stated, “Despite the weakening of the economy and its effect on our revenues for the quarter and six months, we have achieved increased gross margins, an important financial benchmark and testament to our focus on cost reductions and operational efficiencies. In addition, we continue to build our international business that will provide increased revenues and anticipated better margins. Through the end of June, our foreign backlog makes up over 23% of our total backlog.”

CECO will host a conference call on Thursday, August 6, 2009 at 10:30 a.m. EDT to review its financial results for the quarter. Conferencing details are as follows:

Dial in number:	866-713-8565
International dial in number:	617-597-5324
Participant pass code:	22169585

Replay:	888-286-8010
International:	617-801-6888
Pass code:	73943629

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its subsidiaries CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the company’s website at http://www.cecoenviro.com

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
Dollars in thousands, except per share data	2009	2008	2009	2008
Net sales	$33,547	$57,446	$73,298	$104,308
Cost of sales	25,952	46,989	57,036	87,556

Gross profit	7,595	10,457	16,262	16,752
Selling and administrative	7,803	8,007	15,316	14,823
Amortization	166	392	479	606

(Loss) income from operations	(374)	2,058	467	1,323
Other (expense) income, net	(261)	—	(172)	—
Interest expense (including related party interest of $78 and $0, and $187 and $0, respectively)	(347)	(370)	(709)	(579)

(Loss) income before income taxes	(982)	1,688	(414)	744

Income tax (benefit) expense	(343)	659	(144)	290

Net (loss) income	$(639)	$1,029	$(270)	$454

Per share data:
Basic net (loss) income	$(0.04)	$0.07	$(0.02)	$0.03

Diluted net (loss) income	$(0.04)	$0.07	$(0.02)	$0.03

Weighted average number of common shares outstanding:
Basic	14,204,447	14,918,888	14,200,072	14,873,554

Diluted	14,204,447	15,299,944	14,200,072	15,274,513

Gross margin as a percent of sales	22.7%	18.3%	22.2%	16.1%

Reconciliation of GAAP selling and administrative expenses to comparative non-GAAP selling and administrative expenses;

	3 months ended		6 months ended
$ in 000’s	6/30/09	6/30/08	6/30/09	6/30/08
Selling and administrative expense as reported per GAAP	$7,803	$8,007	$15,316	$14,823

Less 3 & 6 month Flextor expenses	(382)	-0-	(656)	-0-

Less 2 months (January and February 2009) FKI expenses	-0-	-0-	(1,169)	-0-

Less allowance for bad debts	(300)	-0-	(300)	-0-

Comparative expense	$7,121	$8,007	$13,191	$14,823

CECO is providing the non-GAAP historical financial measures presented above as the Company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of CECO’s core operations. A “non-GAAP financial measure” is a numerical measure of a company’s historical financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations.

Non-GAAP comparative selling and administrative expenses as we present them in the financial data included in this press release have been adjusted to exclude the effects of expenses related to recent acquisitions that were not comparably present in prior periods. Flextor, Inc. was acquired in August 2008 and Fisher-Klosterman Inc. (FKI) was acquired in March 2008. Management believes that these non-GAAP financial measures excluding these items better reflect its cost reduction performance as these non-GAAP figures exclude the effects of acquired selling and administrative expenses. Management believes that these items are not necessarily representative of underlying trends in the Company’s performance and their exclusion provides individuals with additional information to compare the company’s results over multiple periods. We expect our financial statements to continue to be affected by Flextor and FKI expenses excluded in the non-GAAP adjustments described above, and exclusion of these items and the bad debt allowance from our non-GAAP financial measures should not be construed as an inference that all such costs are unusual or infrequent.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the tables above present the most directly comparable GAAP financial measure and reconcile non-GAAP comparative selling and administrative expenses to the comparable GAAP measures.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “anticipate,” “intend,” “expect,” “feel,” “may,” “could,” “would,” “will,” “should,” “plan,” or similar statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in economic conditions and changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.